Exhibit 99.1

Press Release December 12, 2008	6714 Pointe Inverness Way, Suite 200 Fort Wayne, Indiana 46804 Phone: 260.969.3500 Fax: 260.969.3590 www.steeldynamics.com

Steel Dynamics Provides Fourth Quarter 2008 and Full Year 2009 Outlook

Fort Wayne, Indiana, December 12, 2008—(NASDAQ/GS: STLD)—During a publicly announced webcast on December 4, 2008, Steel Dynamics’ Chairman and Chief Executive Officer, Keith E. Busse, spoke about the likelihood that Steel Dynamics would incur a fourth quarter loss for 2008.  Based on current loss expectations, Steel Dynamics now estimates full year 2008 earnings to be in the range of $2.35 to $2.40 per diluted share, compared with earlier estimates of about $3.25.  Despite fourth quarter loss expectations of $0.35 to $0.40 per diluted share, the company expects to achieve record annual revenues, operating income, and cash flow from operations during 2008.

“It is disappointing to report an expected fourth quarter operating loss, detracting from our stellar performance during the first three quarters of the year,” said Busse.  “We are in the midst of a rapidly changing and very challenging global economic environment.  We have seen a sharp drop in demand for all products:  steel, recycled metals and fabrication.  The global credit crisis has had a profoundly negative impact on what was already a weakening and very fragile world economy.  Rising unemployment and low consumer confidence levels will likely prolong an anemic consumer environment into next year.  In spite of these circumstances, entering 2009 Steel Dynamics will be well positioned to not only weather these challenges, but to prosper in this environment.  This demonstrates our strong operational discipline and superior cost structure.”

The company’s fourth quarter results will be negatively impacted by sharp declines in steel and recycled metal demand. Specifically, end-user demand for flat rolled steel declined dramatically.  Consumers also reduced and canceled orders to decrease their own higher-priced inventory positions in an effort to generate cash in response to the credit crisis and uncertain economic environment. Due primarily to the rapid decline in ferrous material costs, the company’s steel operations expect to decrease finished goods and work-in-process inventory values, causing a potential write-down in excess of $60 million during December.

In addition, in the metals recycling business the company enters into financial hedges to mitigate market risk associated with physical positions of certain commodities, such as copper, stainless steel and aluminum.  The severe decline in copper values will likely cause the company to record non-cash, unrealized hedging losses approaching $35 million in the fourth quarter.  Heavy losses in the recycling arena occurred as ferrous prices fell from approximately $850 per ton to $150 per ton and were principally realized in the fourth quarter, as higher-priced inventory worked through the system.

The company’s combined steel operations are expected to operate at about a 50% utilization rate during the fourth quarter.  Even at low operating rates, the highly variable cost structure of the company’s steel mills creates the potential for profitability even at low operating rates as the higher-cost scrap inventories purchased earlier in the quarter are primarily eliminated. The company’s current 2009 plan reflects a difficult market environment; however, the company expects to achieve a strong relative-performance and believes that 2009 financial results could approach and possibly surpass full-year 2008 record earnings.

“We are cautiously optimistic about market conditions as we enter December,” said Busse. “We believe that the precipitous decline in ferrous scrap prices has run its course, as prices rose slightly from November to December.  A more stable recycled metallic market, combined with lower-cost ferrous scrap inventories at our flat and long product steel operations positions the company to achieve improved operating margins in the first quarter of 2009, as we believe that steel selling prices are at the bottom and could likely see modest increases.

“We believe our core strategy of being the lowest cost steel producer and now metals recycler, along with the high variability of our manufacturing cost framework, enables us to achieve superior results in challenging as well as robust economic environments.  These fundamental practices will sustain us and allow us to remain one of the most competitive companies in our markets,” concluded Busse.

Liquidity Outlook

The company continues to focus on further reductions in leverage, while maintaining appropriate capital investment provisions, positioning for profitable long-term growth.  The company has increased its liquidity position during the quarter through significant reductions in working capital and anticipates further improvements throughout 2009. Availability on the company’s $874 million revolving credit facility could be as much as $450 million by the end of 2008. The company’s first significant debt amortization occurs mid-2012 with the maturing of its senior secured revolving and Term A loan facility.

The company currently estimates 2009 capital spending to approach $350 million allocated as follows:

•                  $125 million to complete and commence operations at the Mesabi Nugget plant, expected to start-up during the third quarter of 2009;

•                  $75 million to begin construction of the iron ore mining and concentrating operations for the Mesabi Nugget project;

•                  $50 million to complete and commence operations of the second caster at the company’s Structural Division;

•                  $35 million for our metals recycling and substitute operations; and

•                  approximately $65 million for various improvement and maintenance projects, many of which were carryover projects from 2008.

The above estimated capital spending program has not been fully committed and will continue to be monitored and adjusted in correspondence with the company’s current industry outlook and liquidity position.

Forward-Looking Statements

This press release contains predictive statements about future events, including statements related to conditions in the steel and metals recycling markets, Steel Dynamics’ revenue growth, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  changes in economic conditions affecting steel and recycled metals consumption and availability; increases in foreign import activity; increased price competition; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

In addition, we refer you to Steel Dynamics detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently,

as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based on our knowledge of our businesses and the environment in which they operate as of the date on which the statements were made. Due to these risks and uncertainties, as well as matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release. We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Information Contact:	Fred Warner, Investor Relations Manager
Phone:	260.969.3564 / Fax: 260.969.3590 /
Fred.Warner@steeldynamics.com